FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE

CONTACT:	Mitchell I. Gordon Chief Financial Officer (212) 916-3284

Morgen-Walke Associates Gordon McCoun, Jennifer Angell Media contact: Shannon Stevens (212) 850-5600

INTERPOOL, INC. THIRD QUARTER CONFERENCE CALL
TO BE BROADCAST OVER THE INTERNET

PRINCETON, NEW JERSEY, October 30, 2000 – Interpool, Inc. (NYSE:IPX) announced today that it intends to release its third quarter 2000 results for the period ended September 30, 2000 on Thursday, November 2, 2000. In conjunction with this release, Interpool will host a conference call, which will be simultaneously broadcast live over the Internet. Raoul Witteveen, President and Chief Operating Officer, and Mitchell Gordon, Chief Financial Officer, will host the call.

Thursday, November 2, 2000
11:00 AM Eastern Time
10:00 AM Central Time
9:00 AM Mountain Time
8:00 AM Pacific Time

Listeners can access the conference call over the Internet through a link in the Financial Information section of the Company’s homepage at http://www.interpool.com, or at the StreetEvents website, located at http://www.streetevents.com. Please allow 15 minutes prior to the call to visit the sites and download and install any necessary audio software.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world’s 20 largest international container shipping lines.

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